Exhibit 1

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”) made as of July 20, 2010, by and between MHR INSTITUTIONAL PARTNERS III LP, a Delaware limited partnership (“Buyer”) and KORNITZER CAPITAL MANAGEMENT, INC., a Kansas corporation (“Seller”).

WHEREAS, Buyer desires to purchase and Seller desires to sell, SIXTY-THREE MILLION SEVEN HUNDRED NINE THOUSAND DOLLARS ($63,709,000) principal amount of the 2.9375% Convertible Senior Subordinated Notes due 2026 (the “2.9375% Notes”) and THIRTY-SIX MILLION NINE THOUSAND DOLLARS ($36,009,000) principal amount of 3.625% Convertible Senior Subordinated Notes due 2027 (the “3.625% Notes” and, together with the 2.9375% Notes, the “Purchased Notes”) of Lions Gate Entertainment Inc., a Delaware corporation (“LGEI”), a wholly-owned subsidiary of Lions Gate Entertainment Corp., a corporation organized under the laws of British Columbia (the “Company”).

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises hereinafter set forth, the parties hereby agree as follows:

Section 1.

Purchase and Sale of the Purchased Notes.

(a)

Sale and Purchase of the Purchased Notes. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell at the Closing to Buyer, and Buyer agrees to purchase at such Closing from Seller, for ONE HUNDRED FIVE MILLION SIX HUNDRED FIFTY THOUSAND NINE HUNDRED NINETY THREE DOLLARS AND SIXTY-THREE CENTS ($105,650,993.63) (the “Purchase Price”), the Purchased Notes.

(b)

Closing; Delivery.

(i)

The Closing. The closing of the purchase and sale of the Purchased Notes pursuant to this Agreement (the “Closing”) shall take place at 9:00 a.m. New York City time on the date hereof (the “Closing Date”), or at such time and date as Buyer and Seller shall mutually agree.

(ii)

Delivery. At the Closing, Seller shall deliver to Buyer duly executed and issued certificates evidencing the Purchased Notes being purchased by Buyer, against delivery to Seller of the Purchase Price, by a wire transfer of immediately available funds to the accounts specified therefor by Seller on Exhibit A hereto.  Seller shall be deemed to have delivered to Buyer the Purchased Notes immediately upon receipt by Seller of the Purchase Price by wire transfer pursuant to this Section 1(b)(ii).

Section 2.

Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that:

(a)

Organization. Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(b)

Due Authorization. Seller has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and constitutes the legal and binding agreement of Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.

(c)

No Conflicts. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not as of the date hereof (i) violate the organizational documents of Seller, (ii) violate any material agreement to which Seller is a party or by which Seller or any of its property or assets is bound, or (iii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to Seller.

(d)

Valid Title. Seller is the sole legal owner of the Purchased Notes, has good, valid and marketable title to all of the Purchased Notes, free and clear of any and all Encumbrances and at the Closing shall transfer to Buyer all legal and beneficial right, title and interest in and to the Purchased Notes free and clear of any and all Encumbrances.

(e)

Information.

(i)

Seller acknowledges that: (a) Buyer now possesses and may hereafter possess certain non-public information concerning the Company, LGEI and their respective affiliates (including, without limitation, with respect to their capital stock, business, certain acquisition opportunities, assets, liabilities, results of operation and future prospects

(including historic and projected financial and other information)) and/or the Purchased Notes that may or may not be independently known by Seller (the “Non-Public Information”); (b) Buyer has offered to furnish the Non-Public Information to Seller and Seller has declined and does hereby decline to receive the Non-Public Information; (c) Mark H. Rachesky, an individual that controls Buyer, is currently and has been since September 15, 2009, a member of the Board of Directors and the Strategic Advisory Committee of the Company; and (d) Buyer is relying on this Section 2(e) of this Agreement and would not enter into a transaction to purchase the Purchased Notes from Seller absent the inclusion of this Section 2(e) of this Agreement. Seller agrees to sell the Purchased Notes to Buyer notwithstanding its awareness of the matters described in clauses (a) through (d) of this Section 2(e). Seller acknowledges and agrees that, except as otherwise expressly set forth in Section 3 of this Agreement, Buyer has not made any representation or warranty, express or implied, of any kind to Seller, including without limitation as to any Non-Public Information or any other information of the type described in this paragraph or the transactions contemplated by this Agreement.

(ii)

Seller represents and warrants that (a) it is a sophisticated institutional investor with sufficient knowledge and experience in financial matters, including investing in the Purchased Notes and securities such as the Purchased Notes, such that it is capable of independently and properly evaluating the risks and merits of its participation in the transactions contemplated by this Agreement and that Seller has made its own independent decision to participate in this transaction and sell the Purchased Notes pursuant to this Agreement without relying in any manner whatsoever on any fact or circumstance that it knows from Buyer or any statement made by Buyer and (b) Buyer has no fiduciary obligations to Seller.  Additionally, Seller acknowledges that it has, in its judgment, adequate information concerning the Purchased Notes and the business and financial condition of the Company, LGEI and their respective affiliates to make an informed investment decision regarding the sale of the Purchased Notes, and that it has independently and without reliance in any respect upon Buyer or any of its affiliates, and based upon such information as Seller has deemed appropriate, made its own analysis and informed investment decision to sell the Purchased Notes to Buyer.

(iii)

To the fullest extent permitted by applicable law (including to the extent permitted under US federal and Canadian securities laws), Seller does for itself and its Affiliates, and their respective successors and assigns, hereby irrevocably forever release, discharge and waive any and all Claims against Buyer and each of Buyer’s Affiliates and each of their respective officers, directors, managers, partners, stockholders, members, investors, employees, advisors, agents and other representatives and any Affiliate of the foregoing, and each of their respective heirs, successors and permitted assigns and each Person who controls any of the foregoing, within the meaning of the Securities Act and the Exchange Act (each, a “Released Party”), which are based upon, arise from or in any way relate to any and all of the matters described in Section 2(e) of this Agreement, any non-disclosures or any deceptive trade practices.

(f)

Public Disclosure. Seller acknowledges that Buyer is obligated to disclose and file a copy of this Agreement pursuant to US and Canadian securities laws and agrees that nothing in this Agreement shall restrict Buyer’s ability to make such disclosures or filings.

(g)

No Brokers. No agent, broker, investment banker, Person or firm is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of Seller or any Affiliate thereof.

Section 3.

Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller that:

(a)

Organization.  Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(b)

Due Authorization.  Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes the legal and binding agreement of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.

(c)

No Conflicts. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not as of the date hereof (i) violate the organizational documents of Buyer, (ii) violate any material agreement to which Buyer is a party or by which Buyer or any of its property or assets is bound, or (iii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to Buyer.

(d)

Status of Purchaser.  Buyer is a “qualified institutional buyer,” as such term is defined in Rule 144A of the Securities Act.  Buyer acknowledges that the Purchased Notes were not offered to Buyer by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature.

(e)

No Brokers. No agent, broker, investment banker, Person or firm is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of Buyer or any Affiliate thereof.

Section 4.

Definitions.

The terms defined hereunder shall have the meanings therein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. For purposes of this Agreement:

(a)

“Affiliate” shall mean, with respect to any Person hereto, any corporation or other business entity which directly or indirectly through stock ownership or through any other arrangement either controls, is controlled by or is under common control with, such Person. The term “control” shall mean the power to direct the affairs of such Person by reason of ownership of voting stock or other equity interests, by contract or otherwise.

(b)

“Claim” shall mean all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, losses, damages, assessments, controversies, costs, expenses, fees, or damages of any kind, whether directly, derivatively, representatively or in any other capacity.

(c)

“Encumbrance” shall mean any security interest, claim, pledge, lien, charge, voting agreement, mortgage, conditional sale agreement, title retention agreement, option, adverse claim of ownership or use, any restriction on ownership, use, voting or transfer, or any other encumbrance of any kind, character or description whatsoever.

(d)

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, from time to time.

(e)

“Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

(f)

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, from time to time.

Section 5.

General Provisions.

(a)

Amendment.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

(b)

Notices.  Any notice or other communication hereunder to be made pursuant to the provisions of this Agreement shall be deemed sufficiently given or made if in writing and signed by the party making the same, and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback, addressed as follows:

To Buyer at:

MHR Fund Management LLC
40 West 57th Street, 24th Floor
New York, NY 10019
Attn:  Hal Goldstein
Facsimile:  (212) 262-9356

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attention: Doron Lipshitz
Facsimile: (212) 326-2061

To Seller at:

Kornitzer Capital Management, Inc.

5420 West 61st Place

Shawnee Mission, KS  66205

Attention: John C. Kornitzer, President

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback or three (3) business days after the same shall have been deposited in the United States mail (by registered or certified mail, return receipt requested, postage prepaid), whichever is earlier.

(c)

Binding Agreement and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. This Agreement is not assignable by either Buyer or Seller to any Person whatsoever without the prior written consent of Buyer or Seller, as applicable, and any attempted assignment without such written consent shall be null and void; provided that Buyer may assign this Agreement to any of its Affiliates funds without the prior written consent of Seller.

(d)

Headings.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

(e)

Governing Law and Jurisdiction.  This Agreement shall be governed exclusively by, construed and enforced in accordance with, the laws of the State of New York. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 5(b) hereof, such service to become effective ten (10) days after such mailing.

(f)

Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)

Counterparts.  This Agreement may be executed in any number of counterparts, including by facsimile transmission, and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(h)

Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter contained herein.

(i)

Further Assurances.  Each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

MHR INSTITUTIONAL PARTNERS III LP

MHR INSTITUTIONAL ADVISORS III LLC,
its General Partner

By: /s/ Hal Goldstein

Name: Hal Goldstein

Title: Vice President

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

KORNITZER CAPITAL MANAGEMENT, INC.

By: /s/ John C. Kornitzer

Name: John C. Kornitzer

Title: Chairman & CEO